EXHIBIT (a)(1)(xi)
Tender Offer Exchange of Certain Underwater Stock Options for Replacement Options

Welcome to the Offer We are pleased to announce that Mellanox is officially offering to exchange certain outstanding, underwater employee stock options for replacement options according to an exchange ratio. This Offer will remain open until April 21, 2009 at 9:00 p.m., U.S. Pacific Time (April 22, 2009 at 6:00 A.M. Israeli Time), unless the Offer is extended or withdrawn. Employees and contractors holding options eligible for exchange may accept the Offer until April 21, 2009 at 9:00 p.m., U.S. Pacific Time (April 22, 2009 at 6:00 A.M. Israeli Time), unless the Offer is extended or withdrawn. These slides only summarize the terms of the Offer, and are qualified entirely by the Offer documentation filed with the U.S. SEC on March 24, 2009. Eligible employees and contractors holding eligible options should read the Offer documentation on file with the U.S. SEC at: http://idea.sec.gov/cgi-bin/browse- idea?action=getcompany&CIK=0001356104&owner=exclude&count=40 In addition, if you intend to exchange your eligible options pursuant to the Offer, you can access your account and make your election at the Offer website at: http://portal.yok.mtl.com/system/misc/repricing.php

Summary Terms of Offer: Summary Eligibility Criteria Eligible Options: Must be granted under the 2006 Global Share Incentive Plan Must have an exercise price greater than $13.65 Must be unexercised (can be vested or unvested) Eligible Employees and contractors: Must have at least ONE eligible option on March 24, 2009 Must be an employee or contractor on March 24, 2009 Must remain an employee/contractor on replacement grant date

Summary Terms of Offer: Summary Terms of Exchange Replacement option grant is for a lesser number of new shares # of new shares in replacement grant set by exchange ratios Exchange ratios based on fair value of existing option Exchange Ratios: For options with exercise prices from $13.66 to $16.99: Exchange 1.10 existing option shares for 1.0 new option shares For options with exercise prices from $17.00 and above: Exchange 1.21 existing option shares for 1.0 new option shares New option shares will be subject to new vesting terms Replacement options will be unvested & have a 1-year cliff See following slides for additional details New options will have a ten year expiration term

Summary Terms of Offer: Exchange Ratio Examples Assume you have 3 existing option grants Each of your existing option grants includes the following features - Each is an option grant for 300 shares The grants have the following exercise prices $8.23, $14.95 & $18.22 Re-pricing eligibility analysis of these existing option grants Options w/exercise prices of $14.95 and $18.22 are eligible (each >$13.65) Option w/exercise price of $8.23 is not eligible (<$13.66) The 300 shares at $14.95 are subject to the 1.1 ratio So, number of replacement option shares -> 300 / 1.1 = 272 The 300 shares at $18.22 are subject to the 1.21 ratio So, number of replacement option shares -> 300 / 1.21 = 247 600 shares exchange for 519 at a new exercise price Note: Shares are rounded down to the nearest whole number

Summary Terms of Offer: Why >$13.65 & Why Exchange Ratios Why are only options w/exercises prices >$13.65 eligible for re-pricing? Our board approved >$13.65 to balance employee and shareholder interests Our board assessed many factors, including other companies' methods We engaged a compensation consultant to assist us w/our analysis We believe $13.65 is fair to employees & shareholders Why exchange ratios? Why not a 1 for 1 exchange of old for new? The exchange is intended to be value neutral to each employee New options expected to have same fair value as old options With exercise price of new options expected to be lower, then # of new shares adjusts Exchange ratios of 1.1 and 1.21 derived from Black-Scholes financial model Please review the Tender Offer documentation at SEC & portal websites

Summary Terms of Offer: New Vesting Schedules If your existing option was granted in 2007 & is exchanged: Your vesting is re-set to zero & you will have a 1-year cliff You will vest 1/3 of your replacement grant on 1st anniversary Remainder vests monthly over last 24 months Your vesting is subject to your continuing service Fully vested 3 years after the replacement grant date If your existing option was granted in 2008 & is exchanged: Your vesting is re-set to zero & you will have a 1-year cliff You will vest 1/4 of your replacement grant on 1st anniversary Remainder vests monthly over last 36 months Your vesting is subject to your continuing service Fully vested 4 years after the replacement grant date

Summary Terms of Offer: Why New Vesting Terms? Why will the new options have a new vesting schedule? Our board assessed many factors, including other companies' methods A goal of the re-pricing is to increase employee retention This goal is furthered by the new vesting terms We assessed shareholder interests & concluded a 1-year cliff made sense Board balanced employee & shareholder interests in setting new vesting We believe the new vesting terms are fair to employees & shareholders

Summary Terms of Offer: Replacement Grant Date Replacement grant date is next U.S. business day following expiration date Expiration date is April 21, 2009 @ 9:00 p.m. U.S. PDT (April 22, 2009 @ 6:00 a.m. Israeli) Unless Offer is extended or Unless Offer is withdrawn, e.g. Decrease of greater than 50% of our share price Decrease in Dow Jones index or S&P 500 averages by 10%+ War, hostilities, etc. involving the U.S. or Israel Several other circumstances which may allow company to withdraw exchange Offer See Schedule A, "Conditions of this Offer" in Offer documents for all others So, if Offer expires on April 21, 2009 as currently scheduled, then replacement grant date Will be April 22, 2009 New exercise price will be closing price on April 22, 2009 New grant's exercise price may be higher, lower or same as existing grant's ex. price

Points to Remember You can make your election at: the offer web site via facsimile or Via hand delivery You must exchange/not exchange entire grants No partial elections, i.e. exchange only 200 (last example) Must be an employee/contractor on replacement grant date Company personnel cannot provide advice Please submit questions to: TenderOffer@Mellanox.com administered by the Legal Department Israeli tax considerations (details in next slides)

Points to Remember (continued) - Israeli Tax Considerations - part 1 We have applied for (but have not received) an Israeli tax ruling Primary goal is that the exchange will not trigger an immediate tax event We do not have the ruling yet & do not know tax treatment of exchange If the ITA issues the ruling, then the replacement options granted in exchange for existing unvested eligible options should be subject to the Capital Gains Track - "CGT" (with a new two-year holding period) The company has also requested to amend the tax treatment of replacement options granted in exchange for vested eligible options However, all 2006 GSIP options granted before December 26, 2008 do not meet CGT Via ruling, we request unvested options to be exchanged for unvested options w/CGT

Israeli Tax Considerations (continued) - Why Don't the 2006 GSIP Grants Meet CGT? Grants made under 2006 GSIP before Dec 26, 2008 do not meet CGT ITA requirements for CGT compliance not completed after plan adoption So, 2006 GSIP grants made before Dec. 26, 2008 are not now on CGT On December 26, 2008, we completed the ITA CGT compliance requirements If we receive the ruling we have requested, then Existing unvested 2006 GSIP grants will receive CGT upon exchange & Will have a new two-year holding period Existing vested 2006 GSIP grants will not receive CGT upon exchange Our ruling requests to amend the tax treatment for these shares We do not know what treatment the vested shares will receive upon exchange We have requested a blended tax rate treatment: CGT treatment going forward and employment income rates with respect to the period from the original date of grant until the date determined by the ITA

Points to Remember (continued) - Israeli Tax Considerations - part 2 No guarantee we will receive the ruling (or upon what terms) - In the absence of a ruling, the exchange would entail an immediate tax event (on the value of the surrendered options vested on the date of the exchange, at employment income rates) - which will be borne by the option holder

Points to Remember (continued) You will receive a lesser amount of shares upon exchange Your vesting will be re-set to zero Offer expires April 21, 2009 @ 9:00 p.m. Pacific Time April 22, 2009 @ 6:00 a.m. Israeli Time Unless Offer is extended or withdrawn If no extension or withdrawal Replacement grant date will be April 22, 2009 New exercise price will be closing price on April 22, 2009 Welcome e-mail sent to eligible employees & contractors More explanatory information; SEC and portal web addresses Eligible employees/contractors will receive a summary of eligible grants Please DO NOT seek advice from company personnel